Exhibit 5.1

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August 14, 2024

Life Time Group Holdings, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317

Re: Registration Statement on Form S-3 (No. 333-281465); up to 13,800,000 shares of common stock, par value $0.01 per share
To the addressees set forth above:
We have acted as special counsel to Life Time Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with (i) the proposed issuance of 6,000,000 shares (the “Company Shares”) of common stock of the Company, $0.01 par value per share (“Common Stock”), by the Company and (ii) the proposed sale of up to 7,800,000 shares (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) of Common Stock by the selling stockholders named in the Preliminary Prospectus (as defined below) and the Prospectus (as defined below) (the “Selling Stockholders”), including up to 1,800,000 shares of Common Stock that may be issued and sold upon exercise of the underwriters’ option to purchase additional shares. The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2024 (Registration No. 333–281465) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated August 12, 2024 (the “Base Prospectus”), a preliminary prospectus supplement dated August 12, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated August 12, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

August 14, 2024 Page 2
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.    The Company Shares have been duly authorized by all necessary corporate action of the Company, and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the underwriting agreement, dated August 12, 2024, by and among the Company, the Selling Stockholders and Morgan Stanley & Co. LLC and BofA Securities, Inc., as representatives of the several underwriters named on Schedule II thereto, the Company Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
2.    The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on August 14, 2024 and to the reference to our firm in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP